--------------------
CUSIP No. 848636304                    13G
--------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. ____)*



                            Splitrock Services, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    848636304
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

                               Rafael Robles Miaja
                     Franck, Galicia, Duclaud y Robles, S.C.
                                  Torre Optima
--------------------------------------------------------------------------------
                                   Tercer Piso
                         Avenida Paseo de las Palmas 405
                          Colonia: Lomas de Chapultepec
                          Mexico, D.F. 11000, MEXICO
                           Telephone: 011-525-540-9200
--------------------------------------------------------------------------------
        (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              |_|  Rule 13d-1(b)
              |_|  Rule 13d-1(c)
              |X|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Carlos Slim Helu

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|

                                                                          (b)|_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico
                              5    SOLE VOTING POWER
                                   - 0 -

         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                (see Item 4(a))
         OWNED BY                  14,075,000
           EACH
         REPORTING            7    SOLE DISPOSITIVE POWER
          PERSON                   - 0 -
           WITH
                              8    SHARED DISPOSITIVE POWER
                                   (see Item 4(a))
                                   14,075,000

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         14,075,000 (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                     |_|*


  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         24.8% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN
                      *SEE INSTRUCTION BEFORE FILLING OUT!

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Carlos Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|


                                                                          (b)|_|

   3     SEC USE ONLY


   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico
                              5    SOLE VOTING POWER
                                   - 0 -

         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                (see Item 4(a))
         OWNED BY                  14,075,000
           EACH
         REPORTING            7    SOLE DISPOSITIVE POWER
          PERSON                   - 0 -
           WITH
                              8    SHARED DISPOSITIVE POWER
                                   (see Item 4(a))
                                   14,075,000

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         14,075,000 (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                     |_|*


  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         24.8% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN
                      *SEE INSTRUCTION BEFORE FILLING OUT!

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Marco Antonio Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|

                                                                          (b)|_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         Mexico
                              5    SOLE VOTING POWER
                                   - 0 -

         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                (see Item 4(a))
         OWNED BY                  14,075,000
           EACH
         REPORTING            7    SOLE DISPOSITIVE POWER
          PERSON                   - 0 -
           WITH
                              8    SHARED DISPOSITIVE POWER
                                   (see Item 4(a))
                                   14,075,000

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         14,075,000 (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                     |_|*


  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         24.8% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN
                      *SEE INSTRUCTION BEFORE FILLING OUT!

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Patrick Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|

                                                                          (b)|_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico
                              5    SOLE VOTING POWER
                                   - 0 -

         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                (see Item 4(a))
         OWNED BY                  14,075,000
           EACH
         REPORTING            7    SOLE DISPOSITIVE POWER
          PERSON                   - 0 -
           WITH
                              8    SHARED DISPOSITIVE POWER
                                   (see Item 4(a))
                                   14,075,000

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         14,075,000 (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                     |_|*


  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         24.8% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN
                      *SEE INSTRUCTION BEFORE FILLING OUT!

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Maria Soumaya Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|

                                                                          (b)|_|

   3     SEC USE ONLY


   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico
                              5    SOLE VOTING POWER
                                   - 0 -

         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                (see Item 4(a))
         OWNED BY                  14,075,000
           EACH
         REPORTING            7    SOLE DISPOSITIVE POWER
          PERSON                   - 0 -
           WITH
                              8    SHARED DISPOSITIVE POWER
                                   (see Item 4(a))
                                   14,075,000

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         14,075,000 (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                     |_|*


  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         24.8% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN
                      *SEE INSTRUCTION BEFORE FILLING OUT!

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Vanessa Paola Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|

                                                                          (b)|_|

   3     SEC USE ONLY


   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico
                              5    SOLE VOTING POWER
                                   - 0 -

         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                (see Item 4(a))
         OWNED BY                  14,075,000
           EACH
         REPORTING            7    SOLE DISPOSITIVE POWER
          PERSON                   - 0 -
           WITH
                              8    SHARED DISPOSITIVE POWER
                                   (see Item 4(a))
                                   14,075,000

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         14,075,000 (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                     |_|*


  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         24.8% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN
                      *SEE INSTRUCTION BEFORE FILLING OUT!

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Johanna Monique Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|

                                                                          (b)|_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico
                              5    SOLE VOTING POWER
                                   - 0 -

         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                (see Item 4(a))
         OWNED BY                  14,075,000
           EACH
         REPORTING            7    SOLE DISPOSITIVE POWER
          PERSON                   - 0 -
           WITH
                              8    SHARED DISPOSITIVE POWER
                                   (see Item 4(a))
                                   14,075,000

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         14,075,000 (see Item 4(a))
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                     |_|*


  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         24.8% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN
                      *SEE INSTRUCTION BEFORE FILLING OUT!

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Carso Global Telecom, S.A. de C.V.

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|

                                                                          (b)|_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico
                              5    SOLE VOTING POWER
                                   - 0 -

         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                (see Item 4(a))
         OWNED BY                  14,075,000
           EACH
         REPORTING            7    SOLE DISPOSITIVE POWER
          PERSON                   - 0 -
           WITH
                              8    SHARED DISPOSITIVE POWER
                                   (see Item 4(a))
                                   14,075,000

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         14,075,000 (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                     |_|*


  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         24.8% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         CO
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.
     (a)       Name of Issuer:

               Splitrock Services, Inc.

     (b)       Address of Issuer's Principal Executive Offices:

               9012 New Trails Drive
               The Woodlands, TX  77381

     Item 2.

     (a)  Name of Persons Filing:

          This Statement is filed, pursuant to Rule 13d-1(d) under the Securities Exchange Act of 1934, as amended, by the persons listed below.

               (1) Mr. Carlos Slim Helu, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. Maria Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit, and Ms. Johanna Monique Slim Domit (collectively, the "Slim Family"), directly and through their ownership of the voting and economic interests in a Mexican trust and a Mexican corporation, own a majority of the outstanding voting equity securities of Carso Global Telecom, S.A. de C.V. ("CGT").

               (2) CGT is a holding company with interests in the Company and other telecommunications and media companies.

     (b)  Address of Principal Business Office:

          (i) The principal business address for each member of the Slim Family is:

          Paseo de las Palmas 736
          Colonia Lomas de Chapultepec
          Mexico Q.D.F. 11000
          MEXICO

          (ii) CGT's principal business address is:

          Insurgentes Sur #1500
          Col. Pena Pobre Tlalpan
          MEXICO, D.F.  14060

     (c)  Citizenship:

          Each member of the Slim Family is a Mexican citizen, and CGT is a Mexican corporation.

     (d)  Title of Class of Securities:

          Common Stock, $.001 par value ("Common Stock").

     (e)  CUSIP Number:

          848636304

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
       (c), check whether the person filing is a(n):

     (a) |_| Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o)


     (b)  |_| Bank as defined in Section 3(a)(6) of the Act  (15 U.S.C. 78c)

     (c) |_| Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)

     (d) |_| Investment Company registered under Section 8 of the Investment Company Act (15 (U.S.C. 80a-8)

     (e) |_| Person registered as an investment adviser under Section 203 of the Investment Advisers Act of 1940

              (15 U.S.C. 80b-3) or under the laws of any state.

     (f) |_| Employee Benefit Plan or Endowment Fund in accordance with ss.240.13d-1(b)(1)(ii)(F)

     (g) |_| Parent Holding Company or Control Person in accordance with ss.240.13d-1(b)(ii)(G)

     (h) |_| Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)


     (i) |_| Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

     (j)  |_| Group in accordance with ss.240.13d-1(b)(1)(ii)(J)

Item 4. Ownership

     (a)  Amount Beneficially Owned:

          CGT directly owns, as of December 31, 1999, 14,075,000 shares of Common Stock. The Slim Family, directly and through their ownership of the voting and economic interests in a Mexican trust and a Mexican corporation, own a majority of the outstanding voting equity securities of CGT. Thus, all shares of Common Stock owned by CGT are deemed to be beneficially owned by each member of the Slim Family.

     (b)  Percent of Class:

          The shares of Common Stock held by the Slim Family and CGT constitute approximately 24.8% of the outstanding Common Stock of the issuer (based on the information contained in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1999).

     (c)  Number of shares as to which such person has:

             (i)  Sole power to vote or to direct the vote:
                  -0-

            (ii)  Shared power to vote or to direct the vote:
                  14,075,000 shares of Common Stock

           (iii)  Sole power to dispose or to direct the disposition of:
                  -0-

            (iv)  Shared power to direct the disposition of:
                  14,075,000 shares of Common Stock


Item 5. Ownership of Five Percent or Less of a Class

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of than five percent of the class of securities, check the following:|_|



Item 6. Ownership of More than Five Percent on Behalf of Another Person Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not applicable.


Item 8.  Identification and Classification of Members of the Group

         Not applicable.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             --
                                               |
                                               |
         Carlos Slim Helu                      |
         ---------------------------           |
                                               |
         Carlos Slim Domit                     |          By: /s/ Eduardo Valdes
         ---------------------------           |               ----------------
                                               |              Eduardo Valdes
         Marco Antonio Slim Domit              |              Attorney-in-Fact
         ---------------------------           |              February 14, 2000
         Patrick Slim Domit                    |
         --------------------------            |
                                               |
         Maria Soumaya Slim Domit              |
         --------------------------            |
                                               |
         Vanessa Paola Slim Domit              |
         --------------------------            |
                                               |
         Johanna Monique Slim Domit            |
         --------------------------            |
                                               |
                                               |
         CARSO GLOBAL TELECOM, S.A. DE C.V.    |
         /s/ Alejandro Escoto                  |
         ---------------------------           |
         By:    Alejandro Escoto               |
         Title: Chief Financial Officer        |
                                               |
                                               |
                                               |
                                               |

                                POWER OF ATTORNEY


     I, a holder of shares of Common Stock, $.001 par value (the "Securities") of Splitrock Services, Inc., a corporation organized under the laws of Delaware (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.



                                               /s/ Carlos Slim Helu
                                               --------------------
     February 14, 2000                         By:  Carlos Slim Helu

                                POWER OF ATTORNEY


     I, a holder of shares of Common Stock, $.001 par value (the "Securities") of Splitrock Services, Inc., a corporation organized under the laws of Delaware (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.



                                               /s/ Carlos Slim Domit
                                               ---------------------
      February 14, 2000                        By:  Carlos Slim Domit

                                POWER OF ATTORNEY


     I, a holder of shares of Common Stock, $.001 par value (the "Securities") of Splitrock Services, Inc., a corporation organized under the laws of Delaware (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.





                                               /s/ Marco Antonio Slim Domit
                                               ----------------------------
    February 14, 2000                          By:  Marco Antonio Slim Domit

                                POWER OF ATTORNEY


     I, a holder of shares of Common Stock, $.001 par value (the "Securities") of Splitrock Services, Inc., a corporation organized under the laws of Delaware (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                               /s/ Patrick Slim Domit
                                               ----------------------
       February 14, 2000                       By:  Patrick Slim Domit

                                POWER OF ATTORNEY


     I, a holder of shares of Common Stock, $.001 par value (the "Securities") of Splitrock Services, Inc., a corporation organized under the laws of Delaware (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                               /s/ Maria Soumaya Slim Domit
                                               ----------------------------
     February 14, 2000                         By:  Maria Soumaya Slim Domit

                                POWER OF ATTORNEY


     I, a holder of shares of Common Stock, $.001 par value (the "Securities") of Splitrock Services, Inc., a corporation organized under the laws of Delaware (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                               /s/ Vanessa Paola Slim Domit
                                               ----------------------------
    February 14, 2000                          By:  Vanessa Paola Slim Domit

                                POWER OF ATTORNEY


     I, a holder of shares of Common Stock, $.001 par value (the "Securities") of Splitrock Services, Inc., a corporation organized under the laws of Delaware (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                               /s/ Johanna Monique Slim Domit
                                               ------------------------------
    February 14, 2000                          By:  Johanna Monique Slim Domit

                                POWER OF ATTORNEY


     I, a holder of shares of Common Stock, $.001 par value (the "Securities") of Splitrock Services, Inc., a corporation organized under the laws of Delaware (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                              CARSO GLOBAL TELECOM, S.A. DE C.V.

                                               /s/ Alejandro Escoto
     February 14, 2000                         ---------------------------------
                                               By:    Alejandro Escoto
                                               Title: Chief Financial Officer

                             JOINT FILING AGREEMENT

     THIS JOINT FILING AGREEMENT (this "Agreement") is made and entered into as of this 7th day of February, 2000, by and between Mr. Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit, Johanna Monique Slim Domit and Carso Global Telecom, S.A. de C.V.

     The parties to this Agreement hereby agree to prepare jointly and file timely (or otherwise to deliver as appropriate) all filings on any Form 3, 4 or 5 or Schedule 13D or Schedule 13G (the "Filings") required to be filed by them pursuant to Section 13(d) or 13(g) under the Securities Exchange Act of 1934, as amended, with respect to their respective ownership of any securities of Splitrock Services, Inc. that are required to be reported on any such Filings. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

         Carlos Slim Helu
         -------------------------

         Carlos Slim Domit                            By: /s/ Eduardo Valdes
         -------------------------                       -------------------
                                                         Eduardo Valdes
         Marco Antonio Slim Domit                        Attorney-in-Fact
         -------------------------                       February 14, 2000

         Patrick Slim Domit
         -------------------------

         Maria Soumaya Slim Domit
         -------------------------

         Vanessa Paola Slim Domit
         -------------------------

         Johanna Monique Slim Domit
         -------------------------


         CARSO GLOBAL TELECOM, S.A. DE C.V.


         By:    Alejandro Escoto
         Title: Chief Financial Officer